Exhibit 99.1

ClearThink 1 Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Rights Commencing April 16, 2026

Boca Raton, FL, April 13, 2026 – ClearThink 1 Acquisition Corp. (NASDAQ: CTAAU) (the “Company”), a Cayman Islands exempted company, announced today that holders of the Company’s public units may elect to separately trade the Class A ordinary shares and rights underlying such public units commencing on April 16, 2026. Each public unit consists of one Class A ordinary share and one right to receive one-fifth of one Class A ordinary share. Each five rights entitles the holder to receive one Class A ordinary share of the Company upon the consummation of a business combination.

Those public units not separated will continue to trade under the symbol “CTAAU.” The Class A ordinary shares and rights are expected to trade under the ticker symbols “CTAA” and “CTAAR,” respectively. Holders of public units will need to have their brokers contact VStock Transfer LLC, the Company’s transfer agent, in order to separate the public units into Class A ordinary shares and rights.

The public units were initially offered by the Company in an underwritten offering, and D. Boral Capital LLC acted as sole book-running manager in the offering.

A final prospectus relating to and describing the final terms of the offering has been filed with the SEC. The offering was made only by means of a prospectus, copies of which may be obtained by contacting D. Boral Capital LLC, Attn: Syndicate Department, 590 Madison Ave., 39th Floor, New York, New York, by telephone at (212) 970-5150 or by email at dbccapitalmarkets@dboralcapital.com. Copies of the final prospectus can also be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ClearThink 1 Acquisition Corp.

ClearThink 1 Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company is not limited to a particular industry or geographic region for purposes of consummating an initial business combination, it intends to focus on the financial services sector in the United States and other developed countries.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the separation of the public units into Class A ordinary shares and rights. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s offering filed with the SEC, which could cause actual results to differ from the forward-looking statements. Copies are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Ari Brown

abrown@clearthinkspacs.com